Exhibit 99.1
STATER BROS. HOLDINGS INC. ANNOUNCES
FIRST QUARTER 2011 RESULTS
SAN BERNARDINO, CALIFORNIA (February 08, 2011)-Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2011 ended December 26, 2010.
The Company’s supermarket sales declined 2.31% in the first quarter of fiscal 2011 compared to the same period of the prior year. Like store sales decreased 2.31% or $21.3 million for the thirteen weeks ended December 26, 2010 compared to the thirteen weeks ended December 27, 2009. Consolidated sales in the first quarter of fiscal 2011 were $899.0 million compared to $923.9 million in the first quarter of fiscal 2010, an overall decline of $24.8 million.
During the thirteen week first quarter ended December 26, 2010, the Company early retired $479.9 of its $525.0 million 8.125% Senior Notes (the “Retired Notes”) through a tender offer which was completed on December 13, 2010. On January 14, 2011, the Company called and retired the remaining outstanding $45.1 million of Retired Notes. The Company funded the early retirement of the Retired Notes through the issuance of $255.0 million unregistered 7.375% Senior Notes due November 2018, entering into a $145.0 million secured term loan with a consortium of banks and using cash on hand.
In the first quarter of 2011, the Company recognized interest expense of $3.3 million for the write-off of the unamortized portion of deferred offering costs related to the Retired Notes and expensed approximately $1.8 million of tender premium paid in the tender offer. While the Company incurred more interest expense in the first quarter of fiscal 2011 related to the early retirement of the Retired Notes, its interest expense going forward will be reduced as the Company has reduced its overall debt load and its new issues bear a lower interest rate.
The Company reported net income for the thirteen week first quarter ended December 26, 2010 of $1.3 million compared to net income for the thirteen week first quarter ended December 27, 2009 of $6.7 million. Net income for first quarter of fiscal 2010 includes an after tax gain of $4.7 million from the Company’s dairy asset sale.
Brown said, “As reported, last year’s first quarter profits of $6.7 million included an after tax profit of $4.7 million from the sale of the Company’s dairy assets.
This year’s first quarter profits of $1.3 million include after tax charges of $3.0 million involving one-time costs from our refinancing. Without those refinancing costs, our profits for the first quarter would have been $4.3 million, approximately.”
Brown continued, “We are excited to have been able to reduce our overall debt load and to refinance a significant portion of our debt at lower rates, which will reduce our interest expense. We will be able to use the savings from our debt reduction to continue to provide our ‘Valued Customers’ with the value and quality they have come to expect from their Stater Bros. Market.
Our customers continue to face tough economic challenges as our economy continues to have a negative effect on their family budgets. Our emphasis in these tough economic times is to retain customers by providing value so our customers get the most out of their shopping dollars while providing them with a friendly and satisfying experience on each and every one of their visits to our supermarkets.”
Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2010 of $3.6 billion. The Company currently operates 167 Supermarkets, and there are over 18,000 members of the Stater Bros. Supermarket Family.
STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 75 YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/26/10	12/26/10

Assets
Current assets
Cash and cash equivalents	$325,005	$218,179
Restricted cash	3,121	3,121
Receivables, net	35,614	42,322
Inventories	203,702	237,065
Other	56,107	54,654

Total current assets	623,549	555,341

Property and equipment, net	644,064	638,300

Deferred debt issuance costs, net	8,074	12,510
Other	47,100	48,757

Total assets	$1,322,787	$1,254,908

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$135,642	$168,122
Accrued expenses and other liabilities	147,972	128,139
Current portion of long-term debt	133,812	52,174

Total current liabilities	417,426	348,435

Long-term debt, less current portion	677,750	679,562
Capital lease obligations, less current portion	2,206	1,776
Other long-term liabilities	152,272	155,738

Total stockholder’s equity	73,133	69,397

Total liabilities and stockholder’s equity	$1,322,787	$1,254,908

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks
	Ended	Ended
	12/27/09	12/26/10

Sales	$923,864	$899,037

Gross profit	238,150	238,773

Operating expenses:
Selling, general and administrative expenses	205,288	203,518
Gain on sale of dairy assets	(7,950)	—
Depreciation and amortization	12,666	12,444

Total operating expenses	210,004	215,962

Operating profit	28,146	22,811

Interest income	59	259
Interest expense	(17,189)	(20,973)
Other expenses, net	(11)	(92)

Income before income taxes	11,005	2,005

Income taxes	4,294	741

Net income	$6,711	$1,264